The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

          Subject to completion, Pricing Supplement dated July 28, 2005

PROSPECTUS Dated November 10, 2004                  Pricing Supplement No. 68 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-117752
Dated November 10, 2004                                  Dated            , 2005
                                                                  Rule 424(b)(3)

                                       $

                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES F
                                  Senior Notes
                                   ----------
                    Capital Protected Notes due July 30, 2015
                 Based on the Value of a Basket of Four Indices

Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes will pay at maturity the principal amount of $1,000 plus a supplemental redemption amount, if any, based on the increase, if any, in the average value of a basket consisting of the Dow Jones EURO STOXX 50(SM) Index, the FTSE 100 Index, the TOPIX Index and the Swiss Market Index, each of which we refer to as a basket index and collectively we refer to as the basket indices, as determined on 13 specified determination dates over the term of the notes. In no event, however, will the payment at maturity be less than the principal amount of $1,000.

o    The principal amount and issue price of each note is $1,000.

o    We will not pay interest on the notes.

o At maturity, you will receive the principal amount of $1,000 per note plus a supplemental redemption amount, if any, equal to (i) $1,000 times (ii) the percentage, if any, by which the final average basket value exceeds the
     initial basket value times (iii)    %, which we refer to as the
     participation rate. The participation rate will be determined on the day we price the notes for initial sale to the public.

     o The initial basket value will equal the sum of (i) the closing value of the Dow Jones EURO STOXX 50 Index times the Dow Jones EURO STOXX 50 Index multiplier, (ii) the closing value of the FTSE 100 Index times the FTSE 100 Index multiplier, (iii) the closing value of the TOPIX Index times the TOPIX Index multiplier and (iv) the closing value of the Swiss Market Index times the Swiss Market Index multiplier. The basket will be weighted among the basket indices as described in this pricing supplement and the initial basket value will be 1,000. The fractional value of each of the basket indices included in the basket will be determined by a multiplier, as set forth in this pricing supplement, based on the weightings and closing values of each of the basket indices each as determined on the day we price the notes for initial sale to the public.

     o The basket closing value on any determination date will equal the sum of (i) the closing value of the Dow Jones EURO STOXX 50 Index on such determination date times the Dow Jones EURO STOXX 50 Index multiplier,
          (ii) the closing value of the FTSE 100 Index on such determination date times the FTSE 100 Index multiplier, (iii) the closing value of the TOPIX Index on such determination date times the TOPIX Index multiplier and (iv) the closing value of the Swiss Market Index on such determination date times the Swiss Market Index multiplier.

     o The final average basket value will equal the arithmetic average of the basket closing values on July 30, 2014, August 30, 2014, September 30, 2014, October 30, 2014, November 30, 2014, December 30, 2014,
          January 30, 2015, February 28, 2015, March 30, 2015, April 30, 2015,
          May 30, 2015, June 30, 2015 and July 28, 2015, which we refer to as the determination dates.

o If the final average basket value is less than or equal to the initial basket value, you will receive only the principal amount of $1,000 and will not receive any supplemental redemption amount.

o Investing in the notes is not equivalent to investing in the basket indices or their component stocks.

o    The notes will not be listed on any securities exchange.

o    The CUSIP number for the notes is     .

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes involve risks not associated with an investment in conventional debt securities. See "Risk Factors" beginning on PS-8.

                              --------------------

                                   PRICE 100%

                              --------------------

                                    Price to         Agent's       Proceeds to
                                     Public     Commissions((1))     Company
                                    --------    ----------------   -----------
Per note......................          %               %               %
Total.........................          $               $               $

(1) For additional information, see "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.


                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

                          SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The notes offered are medium-term debt securities of Morgan Stanley. The return on the notes is linked to the performance of the Dow Jones EURO STOXX 50(SM) Index, the FTSE 100 Index, the TOPIX Index and the Swiss Market Index. These notes combine features of debt and equity by offering at maturity 100% principal protection of the issue price with the opportunity to participate in the upside potential of the underlying index basket. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average basket value over the initial basket value.

     "Dow Jones EURO STOXX(SM)" and "STOXX(SM)" are service marks of STOXX Limited; FTSE(R) and FTSE 100 Index(R) are trademarks of London Stock Exchange Plc and The Financial Times Limited; Topix(R) and Topix Index(R) are trademarks of the Tokyo Stock Exchange; and SPI(R), Swiss Performance Index (SPI)(R) and Swiss Market Index (SMI)(R) are trademarks of SWX Swiss Exchange. These trademarks and service marks have been licensed for use by Morgan Stanley.

Each note costs $1,000           We, Morgan Stanley, are offering you Capital
                                 Protected Notes due July 30, 2015, Based on the
                                 Value of a Basket of Four Indices, which we refer to as the notes. The principal amount and issue price of each note is $1,000.

                                 The original issue price of the notes includes the agent's commissions paid with respect to the notes and the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the original issue price of the notes reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the notes. See "Risk Factors--The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices" and "Description of Notes--Use of Proceeds and Hedging."

The initial basket value         At the initial offering of the notes, the
equals 1,000                     basket will be weighted among the basket
                                 indices as described below, and the initial basket value is 1,000, which corresponds to the $1,000 issue price and principal amount of the notes. The fractional value of each of the basket indices included in the basket will be determined by a multiplier calculated so that each of the basket indices represents its applicable weighting in the initial basket value, based on the closing values of the basket indices on the day we price the notes for initial sale to the public.

The basket                       The basket is composed of the following four
                                 indices: the Dow Jones EURO STOXX 50 Index, the
                                 FTSE 100 Index, the TOPIX Index and the Swiss
                                 Market Index. The following table sets forth the Bloomberg ticker symbol for each of the basket indices, the expected percentage of the initial basket value represented by each of the indices contained in the basket, the closing values of each of the basket indices used to calculate its multiplier and the multiplier for each of the basket indices:

                                                                           Expected
                                                                          Percentage      Initial
                                                                            Weight     Closing Value
                                                                 Ticker   of Initial     of Basket
                                          Basket Index           Symbol  Basket Value      Index         Multiplier
                                 ------------------------------  ------- ------------ ---------------- -------------

                                 Dow Jones EURO STOXX 50 Index    SX5E       32.8%
                                 FTSE 100 Index                    UKX       29.4%
                                 TOPIX Index                       TPX       26.9%
                                 Swiss Market Index                SMI       10.9%

                                 The multiplier for each of the basket indices will be a fractional value of the index calculated so that each of the basket indices represents its respective percentage weight of the initial basket value of 1,000 based on the closing values of each of the basket indices on the day we price the notes for initial sale to the public. The final percentage weight accorded to each underlying index in the basket will be determined on the day we price the notes for initial sale to the public.

                                 The multiplier for each of the basket indices will remain constant for the term of the notes.

Payment at maturity              Unlike ordinary debt securities, the notes do
                                 not pay interest. Instead, at maturity, if the final average basket value is greater than the initial basket value, you will receive the principal amount of $1,000 plus a supplemental redemption amount based on the performance of the basket.

                                 The initial basket value will be determined on the day we price the notes for initial sale to the public and will equal the sum of (i) the closing value of the Euro STOXX 50 Index times the Euro STOXX 50 Index multiplier, (ii) the closing value of the FTSE 100 Index times the FTSE 100 Index multiplier, (iii) the closing value of the TOPIX Index times the TOPIX Index multiplier and (iv) the closing value of the Swiss Market Index times the Swiss Market Index multiplier.

                                 The final average basket value will equal the arithmetic average of the basket closing values on each of the thirteen specified determination dates during the final year of the term of the notes. If the scheduled final determination date is not an index trading day or if a market disruption event occurs on that day, the maturity date of the notes will be postponed until the second scheduled trading day following the final determination date as postponed.

                                 The basket closing value for each determination date will equal the sum of (i) the closing value of the Euro STOXX 50 Index on such determination date times the Euro STOXX 50 Index multiplier, (ii) the closing value of the FTSE 100 Index on such determination date times the FTSE 100 Index multiplier, (iii) the closing value of the TOPIX Index on such determination date times the TOPIX Index multiplier and (iv) the closing value of the Swiss Market Index on such determination date times the Swiss Market Index multiplier.

                                            100% Principal Protection

                                 At maturity, we will pay you at least $1,000 plus the supplemental redemption amount, if any.

                                       The Supplemental Redemption Amount
                                          Linked to the Basket Indices

                                 The supplemental redemption amount will be equal to (i) $1,000 times (ii) the percentage, if any, by which the final average basket value exceeds the initial basket value times (iii)
                                     %, which we refer to as the participation
                                 rate and which will be determined on the day we price the notes for initial sale to the public. If the final average basket value is greater than the initial basket value, the supplemental redemption amount will be calculated as follows:


                                                  (final average basket value - initial basket value)
                    supplemental     =  $1,000 x  ---------------------------------------------------   x    participation
                  redemption amount                              initial basket value                            rate

                                 where

                                 initial basket  =  the sum of (i) the closing value of the Euro STOXX 50
                                 value              Index times the Euro STOXX 50 Index multiplier, (ii) the
                                                    closing value of the FTSE 100 Index times the FTSE 100
                                                    Index multiplier, (iii) the closing value of the TOPIX
                                                    Index times the TOPIX Index multiplier and (iv) the
                                                    closing value of the Swiss Market Index times the Swiss
                                                    Market Index multiplier, each calculated on the day we
                                                    price the notes for initial sale to the public

                                 final average   =  the arithmetic average of the basket closing values on
                                 basket value       each of the thirteen determination dates, as calculated
                                                    by the calculation agent on the final determination date

                                 basket closing  =  on any determination date, the sum of (i) the closing
                                 value              value of the Euro STOXX 50 Index on such determination
                                                    date times the Euro STOXX 50 Index multiplier, (ii) the
                                                    closing value of the FTSE 100 Index on such
                                                    determination date times the FTSE 100 Index multiplier,
                                                    (iii) the closing value of the TOPIX Index on such
                                                    determination date times the TOPIX Index multiplier and
                                                    (iv) the closing value of the Swiss Market Index on such
                                                    determination date times the Swiss Market Index
                                                    multiplier

                                 determination   =  July 30, 2014, August 30, 2014, September 30, 2014,
                                 dates              October 30, 2014, November 30, 2014, December 30, 2014,
                                                    January 30, 2015, February 28, 2015, March 30, 2015,
                                                    April 30, 2015, May 30, 2015, June 30, 2015 and July 28,
                                                    2015, in each case subject to adjustment in the event of
                                                    certain market disruption events

                                 If the final average basket value is less than or equal to the initial basket value, the supplemental redemption amount will be zero. In that case, you will receive at maturity only the principal amount of $1,000 for each note that you hold and will not receive any supplemental redemption amount. On PS-7, we have provided examples of hypothetical payouts on the notes.

                                 You can review the historical values of the basket indices in the section of this pricing supplement called "Description of Notes--Historical Information." The payment of dividends on the stocks that underlie the basket indices is not reflected in the levels of the basket indices and, therefore, has no effect on the calculation of the payment at maturity.

MS & Co. will be the             We have appointed our affiliate, Morgan Stanley
calculation agent                & Co. Incorporated, which we refer to as MS &
                                 Co., to act as calculation agent for JPMorgan
                                 Chase Bank, N.A. (formerly known as JPMorgan
                                 Chase Bank), the trustee for our senior notes.
                                 As calculation agent, MS & Co. will determine the initial basket value, the final average basket value, the basket percentage change and the supplemental redemption amount, if any, you will receive at maturity.

The notes will be treated as     The notes will be treated as "contingent
contingent payment debt          payment debt instruments" for U.S. federal
instruments for U.S. federal     income tax purposes, as described in the
income tax purposes              section of this pricing supplement called
                                 "Description of Notes--United States Federal
                                 Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S.
                                 taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United
                                 States Federal Income Taxation" and the
                                 sections called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Where you can find more          The notes are senior notes issued as part of
information on the notes         our Series F medium-term note program. You can
                                 find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 10, 2004.
                                 We describe the basic features of this type of
                                 note in the sections of the prospectus
                                 supplement called "Description of Notes--Fixed
                                 Rate Notes" and "--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices."

                                 Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the notes, you should read the "Description of Notes" section in this pricing supplement. You should also read about some of the risks involved in investing in notes in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as these differs from that of investments in ordinary debt securities. See the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the notes.

How to reach us                  You may contact your local Morgan Stanley
                                 branch office or our principal executive offices at 1585 Broadway, New York, New York
                                 10036 (telephone number (212) 761-4000).

                        HYPOTHETICAL PAYOUTS ON THE NOTES

     At maturity, if the final average basket value is greater than the initial basket value, for each $1,000 principal amount of notes that you hold, you will receive a supplemental redemption amount in addition to the principal amount of $1,000. The supplemental redemption amount will be calculated on the final determination date and is equal to (i) $1,000 times (ii) the percentage, if any, by which the final average basket value exceeds the initial basket value times
(iii) the participation rate. The participation rate will be determined on the day we price the notes for initial sale to the public.

     Presented below is a hypothetical example showing how the payout on the notes at maturity, including the supplemental redemption amount, is calculated.

Example:

The final average basket value is 50% greater than the initial basket value.

Participation Rate:   198%(1.98)
Initial Basket Value: 1000
Final Average Basket Value:    1500

          Supplemental                         1,500 - 1,000
          Redemption Amount per  =  $1,000  x  -------------  x  1.98  =  $990
          note                                     1,000

     In the example above, the total payout at maturity per note will equal $1,990, which is the sum of the principal amount of $1,000 and a supplemental redemption amount of $990.

     If the final average basket value is less than or equal to the initial basket value, you will not receive any supplemental redemption amount and will receive only the return of your $1,000 principal amount at maturity.

     You can review the historical values of the basket indices for the period from January 1, 2000 through July 27, 2005 in the section of this pricing supplement called "Description of Notes--Historical Information." You cannot predict the future performance of the basket indices based on its historical performance.

                                  RISK FACTORS

     The notes are not secured debt and investing in the notes is not equivalent to investing directly in the basket indices. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

Unlike ordinary senior notes,    The terms of the notes differ from those of
the notes do not pay interest    ordinary debt securities in that we will not
                                 pay interest on the notes. Because the
                                 supplemental redemption amount due at maturity may equal zero, the return on your investment in the notes (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time. The notes have been designed for investors who are willing to forgo market floating interest rates on the notes in exchange for a supplemental amount based on the percentage increase, if any, of the final average basket value over the initial basket value.

The notes may not pay more       If the final average basket value is less than
than the principal amount at     or equal to the initial basket value, you will
maturity                         receive only the principal amount of $1,000 for
                                 each note you hold at maturity.

The notes will not be listed     The notes will not be listed on any securities
                                 exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the notes easily. MS & Co. currently intends to act as a market maker for the notes but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If at any time
                                 MS & Co. were to cease acting as a market maker, it is likely that there would be little or no secondary market for the notes.

Market price of the notes        Several factors, many of which are beyond our
influenced by many               control, will influence the value of the notes
unpredictable factors            in the secondary market and the price at which
                                 MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

                                 o   the closing value of each of the basket
                                     indices at any time and, in particular, on the specified determination dates

                                 o the volatility (frequency and magnitude of changes in value) of the basket indices

                                 o   interest and yield rates in the market

                                 o   geopolitical conditions and economic,
                                     financial, political and regulatory or
                                     judicial events that affect the securities underlying the basket indices or stock markets generally and that may affect the final average basket value

                                 o the time remaining to the maturity of the notes

                                 o the dividend rate on the stocks underlying the basket indices

                                 o   our creditworthiness

                                 Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the basket closing value is at, below or not sufficiently above the initial basket value or if market interest rates rise.

                                 You cannot predict the future performance of the basket indices based on their historical performance. We cannot guarantee that the final average basket value will be higher than the initial basket value so that you will receive at maturity an amount in excess of the principal amount of the notes.

The inclusion of commissions     Assuming no change in market conditions or any
and projected profit from        other relevant factors, the price, if any, at
hedging in the original issue    which MS & Co. is willing to purchase notes in
price is likely to adversely     secondary market transactions will likely be
affect secondary market prices   lower than the original issue price, since the
                                 original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

Changes in the value of one or   Price movements in the basket indices may not
more of the basket indices may   correlate with each other. At a time when the
offset each other                value of one or more of the basket indices
                                 increases, the value of one or more of the other basket indices may not increase as much or may even decline in value. Therefore, in calculating the basket closing value on a determination date, increases in the value of one or more of the basket indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other basket indices. You can review the historical prices of each of the basket indices for each calendar quarter in the period from January 1, 2000 through July 27,
                                 2005 and a graph of historical basket values for the period from January 1, 2000 through July 27, 2005 in this pricing supplement under "Description of Notes--Historical Information."
                                 You cannot predict the future performance of any of the basket indices or of the basket as a whole, or whether increases in the levels of any of the basket indices will be offset by decreases in the levels of other basket indices, based on their historical performance.
                                 In addition, there can be no assurance that the final average basket value will be higher than the initial basket value. If the final average basket value is at or below the initial basket value, you will receive at maturity only the principal amount of the notes.

Investing in the notes is not    Because the final average basket value is based
equivalent to investing in the   on the closing value of the basket on the
basket indices                   thirteen determination dates during the term of
                                 the notes, it is possible for the final average basket value to be lower than the initial basket value even if the value of the basket at maturity is higher than the initial basket value. A decrease in the basket value on any one determination date could more than offset the increases in the basket value on other determination dates. The payout that you receive at maturity on the notes may also be limited by the participation rate if it is less than 100%.

Adjustments to the basket        STOXX Limited, a joint venture between Deutsche
indices could adversely affect   Boerse AG, Dow Jones & Company and SWX Swiss
the value of the notes           Exchange and the publisher of the Euro STOXX 50
                                 Index, is responsible for calculating and maintaining the Euro STOXX 50 Index. FTSE
                                 International Limited, the publisher of the FTSE 100 Index, is responsible for calculating and maintaining the FTSE 100 Index. The Tokyo
                                 Stock Exchange, the publisher of the TOPIX
                                 Index, is responsible for calculating and maintaining the TOPIX Index. SWX Swiss
                                 Exchange, the publisher of the Swiss Market
                                 Index, is responsible for calculating and maintaining the Swiss Market Index.

                                 The publisher of any basket index can add, delete or substitute the stocks underlying the basket index, and can make other methodological changes required by certain events relating to the underlying stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the basket index. Any of these actions could adversely affect the value of the notes.

                                 The publisher of any basket index may
                                 discontinue or suspend calculation or
                                 publication of the basket index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index. MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, on the following determination date(s) the basket closing value will be an amount based on the closing prices of the remaining basket indices and the stocks underlying the discontinued index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co, as calculation agent, in accordance with the formula for calculating the closing value last in effect prior to discontinuance of the applicable basket index.

You have no shareholder rights   As an investor in the notes, you will not have
                                 voting rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie any basket index.

There are risks associated       The underlying stocks that constitute the
with investments in securities   basket indices have been issued by companies in
indexed to the value of          various foreign countries. Investments in
foreign equity securities        securities indexed to the value of foreign
                                 equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange
                                 Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

                                 The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The economic interests of the    The economic interests of the calculation agent
calculation agent and other of   and other of our affiliates are potentially
our affiliates are potentially   adverse to your interests as an investor in the
adverse to your interests        notes.

                                 As calculation agent, MS & Co. will determine the initial basket value and the final average basket value, and calculate the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any closing value in the event of a discontinuance of a basket index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of Notes--Market Disruption Event" and "--Discontinuance of a Basket Index; Alteration of Method of Calculation."

                                 The original issue price of the notes includes the agent's commissions and certain costs of hedging our obligations under the notes. The subsidiaries through which we hedge our obligations under the notes expect to make a profit. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected.

Hedging and trading activity     MS & Co. and other affiliates of ours will
by the calculation agent and     carry out hedging activities related to the
its affiliates could             notes (and possibly to other instruments linked
potentially adversely affect     to the basket indices or their component
the values of the basket         stocks), including trading in the stocks
indices                          underlying the basket indices as well as in
                                 other instruments related to the basket
                                 indices. MS & Co. and some of our other
                                 subsidiaries also trade the stocks underlying the basket indices and other financial instruments related to the basket indices on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we price the notes for initial sale to the public could potentially increase the initial basket value and, as a result, could increase the values at which the basket indices must close on the determination dates before you receive a payment at maturity that exceeds the principal amount on the notes.
                                 Additionally, such hedging or trading
                                 activities during the term of the notes could potentially affect the values of the basket indices on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The notes will be treated as     You should also consider the tax consequences
contingent payment debt          of investing in the notes. The notes will be
instruments for U.S. federal     treated as "contingent payment debt
income tax purposes              instruments" for U.S. federal income tax
                                 purposes, as described in the section of this pricing supplement called "Description of
                                 Notes--United States Federal Income Taxation."
                                 Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield
                                 (as defined in this pricing supplement) of the notes even though you will not receive any stated interest payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called "Description of Notes--United
                                 States Federal Income Taxation" and the
                                 sections called "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Baskets of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Backup Withholding" in the accompanying prospectus supplement.

                                 If you are a non-U.S. investor, please also read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation--Non-U.S. Holders."

                                 You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "Notes" refers to each $1,000 principal amount of any of our Capital Protected Notes Due July 30, 2015, Based on the Value of a Basket of Four Indices. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal
Amount.....................   $

Original Issue Date
(Settlement Date ).........              , 2005

Maturity Date..............   July 30, 2015, subject to extension in accordance
                              with the following paragraph in the event of a Market Disruption Event on the final Determination
                              Date for calculating the Final Average Basket
                              Value.

                              If, due to a Market Disruption Event or otherwise, the final Determination Date with respect to any Basket Index is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following the latest final Determination Date with respect to any Basket Index so postponed. See "--Determination Dates" below.

Interest Rate..............   None

Specified Currency.........   U.S. Dollars

CUSIP Number...............

Minimum Denominations......   $1,000

Issue Price................   $1,000 (100%)

Basket Indices.............   The Dow Jones EURO STOXX 50 Index (the "Euro STOXX
                              50 Index"), the FTSE 100 Index, the TOPIX Index and the Swiss Market Index.

                              In this "Description of Notes," references to Basket Indices will include any Successor Indices (as defined under "--Discontinuance of a Basket Index; Alteration of Method of Calculation" below), unless the context requires otherwise.

Maturity Redemption
Amount.....................   At maturity, upon delivery of the Notes to the
                              Trustee, we will pay with respect to the $1,000 principal amount of each Note an amount in cash equal to $1,000 plus the Supplemental Redemption
                              Amount, if any, as determined by the Calculation
                              Agent.

                              We shall, or shall cause the Calculation Agent to
                              (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the

                              Maturity Date), and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book-Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
Amount.....................   The Supplemental Redemption Amount will be equal
                              to (i) $1,000 times (ii) the Basket Percent Change times (iii) the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero. The Calculation Agent will calculate the Supplemental Redemption Amount on the final Determination Date.

Basket Percent Change......   The Basket Percent Change is a fraction, the
                              numerator of which will be the Final Average
                              Basket Value minus the Initial Basket Value and the denominator of which will be the Initial
                              Basket Value. The Basket Percent Change is described by the following formula:

                             (Final Average Basket Value - Initial Basket Value)
                             ---------------------------------------------------
                                           Initial Basket Value


Basket Closing Value.......   The Basket Closing Value on any Determination Date
                              will equal the sum of (i) the Euro STOXX 50 Index
                              Closing Value on such Determination Date times the Euro STOXX 50 Index Multiplier, (ii) the FTSE 100
                              Index Closing Value on such Determination Date times the FTSE 100 Index Multiplier, (iii) the
                              TOPIX Index Closing Value on such Determination
                              Date times the TOPIX Index Multiplier and (iv) the
                              Swiss Market Index Closing Value on such
                              Determination Date times the Swiss Market Index
                              Multiplier. In certain circumstances, the Basket
                              Closing Value will be based on the alternate calculation of the Basket Indices described under "--Discontinuance of a Basket Index; Alteration of
                              Method of Calculation."

Initial Basket Value.......   The closing values and multipliers for each of the
                              basket indices will be calculated on the day we price the notes for initial sale to the public so that the initial basket value will be 1,000.

Final Average Basket Value.   The arithmetic average of the Basket Closing
                              Values on the thirteen Determination Dates, as calculated by the Calculation Agent on the final
                              Determination Date.

Participation Rate.........       %, which will be determined on the day we
                              price the Notes for initial sale to the public.

Euro STOXX 50 Index
Closing Value..............   The Euro STOXX 50 Index Closing Value on any
                              Trading Day will equal the closing value of the Euro STOXX 50 Index or any Successor Index (as defined under "--Discontinuance of a Basket Index;
                              Alteration of Method of Calculation" below) published at the regular weekday close of trading on that Trading Day. In certain circumstances, the Euro STOXX 50 Index Closing Value will be based on the alternate calculation of the Euro STOXX 50 Index described under
                              "--Discontinuance of a Basket Index; Alteration of
                              Method of Calculation."

Euro STOXX 50 Index
Multiplier.................                 , which equals the Index
                              Representation divided by the Euro STOXX 50 Index Closing Value on the day we price the Notes for initial sale to the public.

FTSE 100 Index Closing
Value......................   The FTSE 100 Index Closing Value on any Trading
                              Day will equal the closing value of the FTSE 100
                              Index or any Successor Index published at the regular official weekday close of trading on that Trading Day. In certain circumstances, the FTSE
                              100 Index Closing Value will be based on the alternate calculation of the FTSE 100 Index described under "--Discontinuance of a Basket
                              Index; Alteration of Method of Calculation."

FTSE 100 Index
Multiplier.................                 , which equals the Index
                              Representation divided by the FTSE 100 Index
                              Closing Value on the day we price the Notes for initial sale to the public.

TOPIX Index Closing
Value......................   The TOPIX Index Closing Value on any Trading Day
                              will equal the closing value of the TOPIX Index or any Successor Index published at the regular official weekday close of trading on that Trading
                              Day. In certain circumstances, the TOPIX Index
                              Closing Value will be based on the alternate calculation of the TOPIX described under "--Discontinuance of a Basket Index; Alteration of
                              Method of Calculation."

TOPIX Index Multiplier.....               , which equals the Index
                              Representation divided by the TOPIX Index Closing Value on the day we price the Notes for initial sale to the public.

Swiss Market Index
Closing Value..............   The Swiss Market Index Closing Value on any
                              Trading Day will equal the closing value of the Swiss Market Index or any Successor Index published at the regular official weekday close of trading on that Trading Day. In certain circumstances, the Swiss Market Index Closing
                              Value will be based on the alternate calculation of the Swiss Market Index described under "--Discontinuance of a Basket Index; Alteration of
                              Method of Calculation."

Swiss Market Index
Multiplier.................                  , which equals the Index
                              Representation divided by the Swiss Market Index Closing Value on the day we price the Notes for initial sale to the public.

Index Representation.......   The Index Representation for the Euro STOXX 50
                              Index is expected to be 32.8% (or 328); the Index
                              Representation for the FTSE 100 Index is expected to be 29.4% (or 294); the Index Representation for the TOPIX Index is expected to be 26.9% (or 269);
                              and the Index Representation for the Swiss Market
                              Index is expected to be 10.9% or 109). The actual
                              Index Representations for each underlying index will be determined on the day we price the notes for initial sale to the public and may be different than the indicated levels.

Determination Dates........   The Determination Dates will be July 30, 2014,
                              August 30, 2014, September 30, 2014, October 30,
                              2014, November 30, 2014, December 30, 2014,
                              January 30, 2015, February 28, 2015, March 30,
                              2015, April 30, 2015, May 30, 2015, June 30, 2015
                              and July 28, 2015, in each such case subject to adjustment for non-Trading Days or Market
                              Disruption Events with respect to a Basket Index as described in the two following paragraphs.

                              If any of the first twelve scheduled Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date with respect to a Basket Index, such Determination Date with respect to that Basket Index will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that, with respect to any Basket Index, if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first twelve scheduled Determination Dates, the Calculation Agent will determine the applicable Index Closing Value on such fifth succeeding Trading Day in accordance with the formula for calculating the value of the applicable Basket Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such fifth succeeding Trading Day of each security most recently comprising the applicable Basket Index.

                              If July 28, 2015 (the final scheduled
                              Determination Date) is not a Trading Day or if there is a Market Disruption Event with respect to any Basket Index on such day, the final Determination Date for such Basket Index will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day................   A day, as determined by the Calculation Agent, on
                              which trading is generally conducted on the Relevant Exchange(s) for securities underlying the applicable Basket Index.

Book Entry Note or
Certificated Note..........   Book Entry. The Notes will be issued in the form
                              of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                              Securities--Global Securities--Registered Global
                              Securities" in the accompanying prospectus.

Senior Note or
Subordinated Note..........   Senior

Trustee....................   JPMorgan Chase Bank, N.A. (formerly known as
                              JPMorgan Chase Bank)

Agent......................   Morgan Stanley & Co. Incorporated and its
                              successors ("MS & Co.")

Market Disruption Event....   Market Disruption Event means, with respect to any
                              Basket Index, the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s); or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of such Basket Index (or the Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant
                              Exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to such Basket Index (or the Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                              For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in a Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Basket Index shall be based on a comparison of (x) the portion of the value of such Basket Index attributable to that security relative to (y) the overall value of such Basket Index, in each case immediately before that suspension or limitation.

                              For purposes of determining whether a Market
                              Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange traded fund will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on a Basket Index by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to a Basket Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to a Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange..........   Relevant Exchange means the primary exchange or
                              market of trading for any security then included in any Basket Index or any Successor Index.

Alternate Exchange
Calculation in Case of
an Event of Default........   In case an event of default with respect to the
                              Notes shall have occurred and be continuing, the amount declared due and payable for each Note upon any acceleration of the Notes (the "Acceleration
                              Amount") will be equal to the $1,000 principal amount per Note plus the Supplemental Redemption
                              Amount, if any, determined as though the Basket
                              Closing Value for any Determination Date scheduled to occur on or after the date of such acceleration were the Basket Closing Value on the date of acceleration.

                              If the maturity of the Notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent..........   MS & Co.

                              All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

                              All calculations with respect to the Basket
                              Closing Value on each Determination Date, the Final Average Basket Value and the Supplemental Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

                              Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Basket Closing Value, the Final Average Basket Value, the Basket Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of a Basket Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The Euro STOXX 50 Index....   We have derived all information contained in this
                              pricing supplement regarding the Euro STOXX 50
                              Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.
                              Such information reflects the policies of, and is subject to change by, STOXX Limited. The Euro
                              STOXX 50 Index is calculated, maintained and published by STOXX Limited. We make no representation or warranty as to the accuracy or completeness of such information.

                              The Euro STOXX 50 Index was created by STOXX
                              Limited, a joint venture between Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Euro STOXX 50 Index began on February 26, 1998, based on an initial Index value of 1,000 at December 31, 1991. The Euro STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX Limited website: http://www.stoxx.com.

                              Euro STOXX 50 Index Composition and Maintenance

                              The Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. Set forth below are the country weightings and industrial sector weightings of the securities currently included in the Euro STOXX 50 Index as of December 30, 2004:

                                  Country Weightings           Industrial Sector Weightings
                              --------------------------  ---------------------------------------
                              France               31.3%  Banks                             20.8%
                              Germany              22.6%  Oil & Gas                         16.2%
                              The Netherlands      17.2%  Telecommunication                 12.1%
                              Spain                13.8%  Insurance                         10.6%
                              Italy                11.6%  Utilities                          9.0%
                              Finland               3.5%  Technology                         6.2%
                                                          Chemicals                          4.0%
                                                          Healthcare                         3.8%
                                                          Personal & Household Goods         3.7%
                                                          Industrial Goods & Services        3.4%
                                                          Food & Beverage                    2.9%
                                                          Retail                             1.9%

                                  Country Weightings           Industrial Sector Weightings
                              --------------------------  ---------------------------------------
                                                          Automobiles & Parts                1.9%
                                                          Construction & Materials           1.8%
                                                          Media                              1.6%


                              The composition of the Euro STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Euro STOXX 50 Index are made to ensure that the Euro STOXX 50 Index includes the 50 market sector leaders from within the Euro STOXX Index.

                              The free float factors for each component stock used to calculate the Euro STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

                              The Euro STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Euro STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

                              Euro STOXX 50 Index Calculation

                              The Euro STOXX 50 Index is calculated with the "Laspeyres formula," which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Euro STOXX 50 Index value can be expressed as follows:

                                          free float market capitalization of the
                                                   Euro STOXX 50 Index
                              Index  =  --------------------------------------------  x 1,000
                                        adjusted base date market capitalization of
                                                  the Euro STOXX 50 Index

                              The "free float market capitalization of the Euro STOXX 50 Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Euro STOXX 50 Index is being calculated.

                              The Euro STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the Euro STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (where applicable).

                              (1)  Split and reverse split:

                                   Adjusted price = closing price * A/B

                                   New number of shares = old number of shares * B / A

                                   Divisor:  no change

                              (2)  Rights offering:

                                   Adjusted price  = (closing price * A + subscription price * B)/
                                                     (A + B)

                                   New number of shares = old number of shares * (A + B) / A

                                   Divisor:  increases

                              (3)  Stock dividend:

                                   Adjusted price = closing price * A / (A + B)

                                   New number of shares = old number of shares * (A + B) / A

                                   Divisor:  no change

                              (4)  Stock dividend of another company:

                                   Adjusted price =  (closing price * A - price of other company * B) / A

                                   Divisor:  decreases

                              (5)  Return of capital and share consideration:

                                    Adjusted price = (closing price - dividend announced by company *
                                                     (1-withholding tax)) * A / B

                                   New number of shares = old number of shares * B / A

                                   Divisor:  decreases

                              (6)  Repurchase shares / self tender:

                                   Adjusted price = ((price before tender * old number of shares ) -
                                                    (tender price * number of tendered shares)) / (old
                                                    number of shares - number of tendered shares)

                                   New number of shares = old number of shares - number of tendered shares

                                   Divisor:  decreases

                              (7)  Spin-off:

                                   Adjusted price =  (closing price * A - price of spun-off shares * B) / A

                                   Divisor:  decreases

                              (8)  Combination stock distribution (dividend or split) and rights offering:

                                   For this corporate action, the following additional assumptions apply:

                                   o   Shareholders receive B new shares from
                                       the distribution and C new shares from
                                       the rights offering for every A shares
                                       held

                                   o   If A is not equal to one share, all the
                                       following "new number of

                                       shares" formulae need to be divided by A:

                                   - If rights are applicable after stock distribution (one action applicable to other):

                                   Adjusted price =  (closing price * A + subscription price * C *
                                                     (1 + B / A)) / ((A + B) * ( 1 + C / A))

                                   New number of shares = old number of shares * ((A + B) * (1 + C /
                                                          A)) / A

                                   Divisor:  increases

                                   - If stock distribution is applicable after rights (one action applicable to other):

                                   Adjusted price =  (closing price * A + subscription price * C) / ((A +
                                                     C) * (1 + B / A))

                                   New number of shares = old number of shares * ((A + C) *
                                                          (1 + B / A))

                                   Divisor:  increases

                                   - Stock distribution and rights (neither action is applicable to the other):

                                   Adjusted price =  (closing price * A + subscription price * C) /
                                                     (A + B + C)

                                   New number of shares = old number of shares * (A + B +C) / A

                                   Divisor:  increases

The FTSE 100 Index.........   The FTSE 100 Index is calculated, published and
                              disseminated by FTSE International Limited
                              ("FTSE"), a company owned equally by the London
                              Stock Exchange Plc (the "LSE") and the Financial
                              Times Limited (the "FT"), in association with the Institute and the Faculty of Actuaries. The FTSE
                              100 was first calculated on January 3, 1984 with an initial base level Index value of 1000 points.
                              Publication of the FTSE 100 Index began in February 1984. Real-time FTSE indices are calculated on systems managed by Reuters. Prices and FX rates used are supplied by Reuters.

                              Composition and Maintenance

                              The FTSE 100 Index is a free float weighted index which measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE. The 100 stocks included in the FTSE 100 Index (the "FTSE Underlying Stocks") are selected from a reference group of stocks trading on the LSE which are in turn selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks are selected from this reference group by selecting 100 stocks with the largest market value.

                              FTSE, the publisher of the FTSE 100 Index, is responsible for calculating, publishing and disseminating the FTSE 100 Index. The FTSE 100 Index is overseen by the FTSE's EMEA (Europe, Middle East and Africa) Committee ("EMEA"), made up of independent senior industry representatives, which is responsible for the Index review process.

                              FTSE can add, delete or substitute the stocks underlying the FTSE 100 Index or make other methodological changes that could change the value of the FTSE 100 Index. FTSE may discontinue or suspend calculation or dissemination of the FTSE 100 Index. Constituents of the FTSE 100 Index are reviewed quarterly in March, June, September and December, by an index steering committee of the LSE, in order to maintain continuity in the level. FTSE prepares information regarding possible companies to be included or excluded from the FTSE 100 Index using the close of business figures from the Tuesday before a review. The review is then presented to the Committee for approval.

                              Changes to the constituents can be prompted by new listings on the exchange, corporate actions (e.g., mergers and acquisitions) or an increase or decrease in a market capitalization. The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules which provide generally for the removal and replacement of a stock from the FTSE 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the FTSE 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization.

                              Index Calculation

                              The FTSE 100 Index is calculated by: (i)
                              multiplying the per share price of each stock included in the FTSE 100 Index by the number of outstanding shares; (ii) calculating the sum of all these products (such sum, the "FTSE Aggregate Market Value") as of the starting date of the FTSE 100 Index; (iii) dividing the FTSE Aggregate Market Value by a divisor which represents the FTSE Aggregate Market Value on the base date of the FTSE 100 Index and which can be adjusted to allow changes in the issued share capital of individual underlying stocks including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits to be made without distorting the FTSE 100 Index; and
                              (iv) multiplying the result by 1000.

                              All rights to the FTSE 100 Index are owned by the FTSE, the publisher of the FTSE 100 Index. Morgan Stanley, the Calculation Agent and the Trustee disclaim all responsibility for the calculation or other maintenance of or any adjustments to the FTSE 100 Index. In addition, none of the LSE, the Financial Times and FTSE has any relationship to Morgan Stanley or the

                              Notes. None of the LSE, the Financial Times and the FTSE sponsors, endorses, authorizes, sells or promotes the Notes, or has any obligation or liability in connection with the administration, marketing or trading of the Notes or with the calculation of the Payment at Maturity.

                              These Notes are not in any way sponsored, endorsed, sold or promoted by FTSE or by the LSE or by the FT and neither FTSE or the LSE or the FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The FTSE 100 Index is compiled and calculated solely by FTSE. However, neither FTSE or Exchange or the FT shall be liable (whether in negligence or otherwise) to any person for any error in the Index and neither FTSE or the LSE or the FT shall be under any obligation to advise any person of any error therein.

                              "FTSE(TM)" and FTSE 100 Index(TM) are trademarks of the LSE and the FT and are used by FTSE under licence.

The TOPIX Index............   The Tokyo Stock Price Index, which we refer to as
                              the TOPIX Index, was developed by the Tokyo Stock
                              Exchange, Inc. ("TSE"). Publication of the TOPIX
                              Index began on July 1, 1969, based on an initial
                              Index value of 100 at January 4, 1968, which was reset at 1000 on April 1, 1998. The TOPIX Index is computed and published every 60 seconds via TSE's
                              Market Information System, and is reported to securities companies across Japan and available worldwide through computerized information networks.

                              Composition and Maintenance

                              The component stocks of the TOPIX Index consist of all common domestic stocks listed on the First Section of the TSE which have an accumulative length of listing and OTC registration of at least six months. The TOPIX Index measures changes in the aggregate market value of these stocks. The TSE domestic stock market is divided into two sections: the First Section and the Second Section. Listings of stocks on the TSE are divided between the these two sections, with stocks listed on the First Section typically being limited to larger, longer established and more actively traded issues and the Second Section to smaller and newly listed companies. The component stocks of the TOPIX Index are determined based on market capitalization and liquidity. Review and selection of component stocks is conducted semiannually, based on market data as of the base date for selection.

                              The TOPIX Index is a weighted index, with the market price of each component stock multiplied by the number of shares listed. The TSE is responsible for calculating and maintaining the TOPIX Index, and can add, delete or substitute the stocks underlying the TOPIX Index or make other methodological changes that could change the value of the TOPIX Index. The underlying stocks may be removed, if necessary, in accordance with deletion/addition rules which provide generally for the deletion of a stock from the TOPIX Index if such stock ceases to meet the criteria for inclusion. Stocks listed on the Second Section of the TSE may be transferred to the First Section if they satisfy applicable criteria. Such criteria include numerical minimum values for number of shares listed, number of shareholders and average monthly trading volume, among others. Similarly, when a First Section stock falls within the coverage of TSE rules prescribing reassignment thereof to the Second Section, such stock will be removed from the First Section. As of April 28, 2005, stocks of 1,676 companies were assigned to the First Section of the TSE and stocks of 526 companies were assigned to the Second Section.

                              Index Calculation

                              The TOPIX Index is not expressed in Japanese Yen, but is presented in terms of points (as a decimal figure) rounded off to the nearest one-hundredth. The TOPIX Index is calculated by multiplying 1000 by the figure obtained by dividing the current market value (the current market price per share are the time of the index calculation multiplied by the number of common shares listed on the First Section of the TSE at the same instance) (the "TOPIX Aggregate Market Value") by the base market value (i.e., the TOPIX Aggregate Current Market Value on the base date) (the "TOPIX Base Aggregate Market Value").

                              The calculation of the TOPIX Index can be represented by the following formula:

                                          TOPIX Aggregate Market Value
                              Index  =  --------------------------------- x 1000
                                        TOPIX Base Aggregate Market Value


                              In order to maintain continuity, the TOPIX Base Aggregate Market Value is adjusted from time to time to ensure that it reflects only price movements resulting from auction market activity, and to eliminate the effects of other factors and prevent any instantaneous change or discontinuity in the level of the TOPIX Index. Such factors include, without limitation: new listings; delistings; new share issues either through public offerings or through rights offerings to shareholders; issuance of shares as a consequence of exercise of convertible bonds or warrants; and transfer of listed securities from the First Section to the Second Section of the TSE.

                              The formula for the adjustment is as follows:

                              Old TOPIX Aggregate Market Value          New TOPIX Aggregate Market Value
                              -------------------------------------  =  -------------------------------------
                              Old TOPIX Base Aggregate Market Value     New TOPIX Base Aggregate Market Value


                              Therefore,

                                                          Old TOPIX Base Aggregate Market Value x New
                              New TOPIX Base Aggregate    TOPIX Aggregate Market Value
                              Market Value              = -----------------------------------------------
                                                          Old TOPIX Aggregate Market Value


                              The TOPIX Base Aggregate Market Value remains at the new value until a further adjustment is necessary as a result of another change. As a result of such change affecting the TOPIX Aggregate Market Value or any stock underlying the TOPIX Index, the TOPIX Base Aggregate Market Value is adjusted in such a way that the new value of the TOPIX Index will equal the level of the TOPIX Index immediately prior to such change.

                              No adjustment is made to the TOPIX Base Aggregate Market Value, however, in the case of events such as stock splits and decreases in paid in capital, which theoretically do not affect market capitalization because the new stock price multiplied by the increased (or decreased) number of shares is the same as the old stock price multiplied by the old number of shares.

The Swiss Market Index.....   The Swiss Market Index, which we refer to as the
                              SMI, was introduced on June 30, 1988 with a baseline value of 1500 points at that date. The
                              SMI is updated in real time after each transaction and published every three seconds.

                              Composition and Maintenance

                              The SMI is made up of a maximum of 30 of the largest, most liquid Swiss stocks of the Swiss Performance Index ("SPI") large and mid-cap stocks traded on the Electronic Bourse system. The SMI includes stocks from the Zurich, Geneva and Basle stock exchanges. As of December 31, 2004, the SMI was composed of 27 stocks. The SMI stocks are weighted within the SMI according to their free float market capitalization, and the SMI contains around 90% of the entire free float market capitalization of the Swiss equity market.

                              The composition of SMI is reviewed annually, and in order to ensure a high degree of continuity in the composition of the SMI, the component stocks are subject to a special procedure for adding them to the SMI or removing them based on free float market capitalization and liquidity. The resulting adjustments to the index are made regularly once a year. The composition of the SMI is usually changed on January 1 or July 1 after an advance notice of at least six months.

                              Index Calculation

                              The SMI is calculated according to the "Laspeyres formula" using a weighted arithmetic mean over a defined selection of securities.

                              The current index level is calculated by dividing the sum of the market capitalizations of the securities contained in the index by the divisor.

Discontinuance of a Basket
Index; Alteration of Method
of Calculation.............   If the publication of any Basket Index is
                              discontinued and a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued Basket Index (such index being referred to herein as a "Successor
                              Index") is published, then any subsequent Euro
                              STOXX 50 Index Closing Value, FTSE 100 Index
                              Closing Value, TOPIX Index Closing Value or Swiss
                              Market Index Closing Value, as applicable (each, an "Index Closing Value"), will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the Relevant Exchange or market for the Successor Index on the date that any Index Closing Value is to be determined.

                              Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the Notes, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the Notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                              If the publication of a Basket Index is
                              discontinued prior to, and such discontinuance is continuing on, the date that any Index Closing Value is to be determined and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the relevant Index Closing Value for such date in accordance with the formula for calculating such Basket Index last in effect prior to such discontinuance, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising such Basket Index on the Relevant Exchange. Notwithstanding these alternative arrangements, discontinuance of the publication of any of the Basket Indices may adversely affect the value of the Notes.

                              If at any time the method of calculating a Basket Index or a Successor Index, or the value thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of such Basket Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value for such Basket Index is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Basket Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will determine the Final Average Basket Value with reference to such Basket Index or such Successor Index, as adjusted. Accordingly, if the method of calculating such Basket Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Basket Index or such Successor Index as if it had not been modified (i.e., as if such split had not occurred).

Historical Information.....   The following table sets forth the published high
                              and low Index Closing Values for each Basket
                              Index, as well as end-of-quarter Index Closing
                              Values for each quarter in the period from January
                              1, 2000 through July 27, 2005. The Euro STOXX 50
                              Index Closing Value, the FTSE 100 Index Closing
                              Value, the TOPIX Index Closing Value and the Swiss
                              Market Index Closing Value on July 27, 2005 were
                              3,310.84, 5,263.60, 1,198.97 and 6,560.12,
                              respectively. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification. The historical values of the Basket Indices should not be taken as an indication of future performance. The value of the Basket Indices may be lower on the Determination Dates than on the date we price the Notes for initial sale to the public so that you will receive only the $1,000 principal amount of Notes at maturity. We cannot give you any assurance that the Final Average Basket Value will be higher than the Initial Basket Value.

                              Euro STOXX 50 Index    High       Low   Period End
                              ------------------- ---------- -------- ----------
                              2000
                              First Quarter......  5,464.43  4,500.69  5,249.55
                              Second Quarter.....  5,434.81  4,903.92  5,145.35
                              Third Quarter......  5,392.63  4,915.18  4,915.18
                              Fourth Quarter.....  5,101.40  4,614.24  4,772.39
                              2001
                              First Quarter......  4,787.45  3,891.49  4,185.00
                              Second Quarter.....  4,582.07  4,039.16  4,243.91
                              Third Quarter......  4,304.44  2,877.68  3,296.66
                              Fourth Quarter.....  3,828.76  3,208.31  3,806.13
                              2002
                              First Quarter......  3,833.09  3,430.18  3,784.05
                              Second Quarter.....  3,748.44  2,928.72  3,133.39
                              Third Quarter......  3,165.47  2,187.22  2,204.39
                              Fourth Quarter.....  2,669.89  2,150.27  2,386.41
                              2003
                              First Quarter......  2,529.86  1,849.64  2,036.86
                              Second Quarter.....  2,527.44  2,067.23  2,419.51
                              Third Quarter......  2,641.55  2,366.86  2,395.87
                              Fourth Quarter.....  2,760.66  2,434.63  2,760.66
                              2004
                              First Quarter......  2,959.71  2,702.05  2,787.49
                              Second Quarter.....  2,905.88  2,659.85  2,811.08
                              Third Quarter......  2,806.62  2,580.04  2,726.30
                              Fourth Quarter.....  2,955.11  2,734.37  2,951.24

                              Euro STOXX 50 Index    High       Low   Period End
                              ------------------- ---------- -------- ----------
                              2005
                              First Quarter......  3,114.54  2,924.01  3,055.73
                              Second Quarter.....  3,190.80  2,930.10  3,181.54
                              Third Quarter
                                 (through July 27,
                                 2005)...........  3,329.92  3,170.06  3,310.84


                                 FTSE 100 Index      High      Low    Period End
                              -------------------- --------- -------- ----------
                              2000
                              First Quarter....... 6,738.50  6,005.20  6,540.20
                              Second Quarter...... 6,626.40  5,994.60  6,312.70
                              Third Quarter....... 6,798.10  6,199.20  6,294.20
                              Fourth Quarter...... 6,477.40  6,097.50  6,222.50
                              2001
                              First Quarter....... 6,334.50  5,314.80  5,633.70
                              Second Quarter...... 5,976.60  5,463.10  5,642.50
                              Third Quarter....... 5,716.70  4,433.70  4,903.40
                              Fourth Quarter...... 5,369.80  4,785.60  5,217.40
                              2002
                              First Quarter....... 5,323.80  5,024.10  5,271.80
                              Second Quarter...... 5,263.90  4,531.00  4,656.40
                              Third Quarter....... 4,685.80  3,671.10  3,721.80
                              Fourth Quarter...... 4,190.00  3,730.50  3,940.40
                              2003
                              First Quarter....... 4,009.50  3,287.00  3,613.30
                              Second Quarter...... 4,207.00  3,684.80  4,031.20
                              Third Quarter....... 4,314.70  3,963.90  4,091.30
                              Fourth Quarter...... 4,476.90  4,169.20  4,476.90
                              2004
                              First Quarter....... 4,559.10  4,309.40  4,385.70
                              Second Quarter...... 4,575.70  4,395.20  4,464.10
                              Third Quarter....... 4,608.40  4,287.00  4,570.80
                              Fourth Quarter...... 4,820.10  4,564.50  4,814.30
                              2005
                              First Quarter....... 5,060.80  4,783.60  4,894.40
                              Second Quarter...... 5,114.40  4,789.40  5,113.20
                              Third Quarter
                                 (through July 27,
                                 2005)............ 5,270.70  5,158.30  5,263.60


                                   TOPIX Index       High      Low    Period End
                              -------------------- --------- -------- ----------
                              2000
                              First Quarter......  1,754.78  1,558.15  1,705.94
                              Second Quarter.....  1,732.45  1,504.93  1,591.60
                              Third Quarter......  1,613.89  1,439.43  1,470.78
                              Fourth Quarter.....  1,512.20  1,255.16  1,283.67
                              2001
                              First Quarter......  1,337.63  1,161.97  1,277.27
                              Second Quarter.....  1,440.97  1,254.19  1,300.98
                              Third Quarter......  1,293.42    990.80  1,023.42
                              Fourth Quarter ....  1,107.83    988.98  1,032.14
                              2002
                              First Quarter......  1,125.43    922.51  1,060.19
                              Second Quarter.....  1,139.43    984.28  1,024.89
                              Third Quarter......  1,050.14    886.39    921.05
                              Fourth Quarter.....    903.37    815.74    843.29

                                   TOPIX Index       High      Low    Period End
                              -------------------- --------- -------- ----------
                              2003
                              First Quarter......    865.43    770.62    788.00
                              Second Quarter.....    904.32    773.10    903.44
                              Third Quarter......  1,075.73    915.91  1,018.80
                              Fourth Quarter.....  1,105.59    953.19  1,043.69
                              2004
                              First Quarter......  1,179.23  1,022.61  1,179.23
                              Second Quarter.....  1,217.87  1,053.77  1,189.60
                              Third Quarter......  1,188.42  1,084.64  1,102.11
                              Fourth Quarter.....  1,149.63  1,073.20  1,149.63
                              2005
                              First Quarter......  1,203.26  1,132.18  1,182.18
                              Second Quarter.....  1,201.30  1,109.19  1,177.20
                              Third Quarter
                                (through July 27,
                                2005)............  1,201.72  1,177.61  1,198.97


                               Swiss Market Index    High      Low    Period End
                              -------------------- --------- -------- ----------
                              2000
                              First Quarter....... 7,513.90  6,781.40  7,428.10
                              Second Quarter...... 7,938.30  7,329.60  7,761.60
                              Third Quarter....... 8,377.00  7,713.30  7,713.30
                              Fourth Quarter...... 8,164.80  7,586.20  8,135.40
                              2001
                              First Quarter....... 8,118.90  6,574.00  7,167.80
                              Second Quarter...... 7,705.80  6,825.40  7,240.20
                              Third Quarter....... 7,316.00  5,110.20  6,014.20
                              Fourth Quarter ..... 6,605.60  5,858.90  6,417.80
                              2002
                              First Quarter....... 6,655.20  6,105.20  6,655.20
                              Second Quarter...... 6,694.10  5,594.20  5,979.70
                              Third Quarter....... 6,024.20  4,561.40  4,783.00
                              Fourth Quarter...... 5,181.90  4,435.00  4,630.80
                              2003
                              First Quarter....... 4,965.30  3,675.40  4,085.60
                              Second Quarter...... 4,992.50  4,135.50  4,813.70
                              Third Quarter....... 5,422.60  4,700.80  5,043.50
                              Fourth Quarter...... 5,487.80  5,061.00  5,487.80
                              2004
                              First Quarter....... 5,934.40  5,469.00  5,618.60
                              Second Quarter...... 5,891.20  5,589.50  5,619.10
                              Third Quarter....... 5,625.70  5,309.80  5,465.30
                              Fourth Quarter...... 5,695.20  5,309.70  5,693.20
                              2005
                              First Quarter....... 6,014.58  5,669.60  5,929.70
                              Second Quarter...... 6,294.15  5,840.55  6,253.08
                              Third Quarter
                                (through July 27,
                                2005)............. 6,623.16  6,250.57  6,560.12


Historical Chart...........   The following chart shows the historical values of
                              the basket (assuming that each of the Basket
                              Indices are weighted as described in "Index
                              Representation" above at July  , 2005). The chart
                              covers the period from January 1, 2000 through
                              July   , 2005. The historical performance of the
                              Basket Closing Value and the Basket Indices cannot be taken as an indication of their future performance.

             Historical Basket Values January 1, 2000 - July  , 2005









Use of Proceeds and
Hedging....................   The net proceeds we receive from the sale of the
                              Notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries. The original issue price of the Notes includes the Agent's Commissions (as shown on the cover page of this pricing supplement) paid with respect to the Notes and the cost of hedging our obligations under the Notes. The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions. Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries' control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss. See also "Use of Proceeds" in the accompanying prospectus.

                              On or prior to the day we price the Notes for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in the stocks underlying the Basket Indices, in futures or options contracts on the Basket Indices or their component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the Basket Indices, and, therefore, the value at which the Basket Indices must close on the Determination Dates before you would receive at maturity a payment that exceeds the principal amount of the Notes. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes, including on Determination Dates, by purchasing and selling the stocks underlying the Basket Indices, futures or options contracts on the Basket Indices or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Dates. We cannot give any assurance that our hedging activities will not affect the value of the Basket Indices and, therefore, adversely affect the value of the Basket Indices on the Determination Dates or the payment that you will receive at maturity.

Supplemental Information
Concerning Plan of
Distribution...............   Under the terms and subject to the conditions
                              contained in the U.S. distribution agreement
                              referred to in the prospectus supplement under
                              "Plan of Distribution," the Agent, acting as
                              principal for its own account, has agreed to
                              purchase, and we have agreed to sell, the
                              principal amount of Notes set forth on the cover
                              of this pricing supplement. The Agent proposes
                              initially to offer the Notes directly to the
                              public at the public offering price set forth on
                              the cover page of this pricing supplement. The
                              Agent may allow a concession not in excess of %
                              per Note to other dealers, which may include
                              Morgan Stanley & Co. International Limited and
                              Bank Morgan Stanley AG. We expect to deliver the
                              Notes against payment therefor in New York, New
                              York on            , 2005. After the initial
                              offering, the Agent may vary the offering price and other selling terms from time to time.

                              In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, Notes or the individual stocks underlying the Basket Indices in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market levels or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction with us in connection with this offering of Notes. See "--Use of Proceeds and Hedging" above.

                              General

                              No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                              The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                              Brazil

                              The Notes may not be offered or sold to the public in Brazil. Accordingly, the offering of the Notes has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                              Chile

                              The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                              Hong Kong

                              The Notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the Notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

                              Mexico

                              The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                              Singapore

                              This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the Notes to the public in Singapore.

License Agreement between
STOXX Limited and Morgan
Stanley....................   STOXX Limited and Morgan Stanley have entered into
                              a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Euro STOXX 50
                              Index, which is owned and published by STOXX
                              Limited, in connection with securities, including the Notes.

                              The license agreement between STOXX Limited and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                              The Notes are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. STOXX Limited's only relationship to Morgan Stanley is the licensing of certain trademarks, trade names and service marks of STOXX Limited and the Dow Jones EURO STOXX 50(SM) Index which is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the Notes. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones EURO STOXX 50(SM) Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                              STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES EURO STOXX 50(SM) INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN

                              STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES EURO STOXX 50(SM) INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES EURO STOXX 50(SM) INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN STOXX LIMITED AND MORGAN STANLEY.

                              "Dow Jones EURO STOXX(SM)" and "STOXX(SM)" are service marks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley. Morgan Stanley's Capital Protected Notes(SM) due July 30, 2015 Based on the Value of a Basket of Four Indices are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Notes.

License Agreement between
FTSE International Limited
and Morgan Stanley.........   The license agreement between FTSE International
                              Limited and Morgan Stanley provides that the following language must be set forth in the pricing supplement:

                              These Notes are not in any way sponsored, endorsed, sold or promoted by FTSE International Limited ("FTSE") or by The London Stock Exchange Plc (the "Exchange") or by The Financial Times Limited ("FT") and neither FTSE or Exchange or FT makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE 100 Index and/or the figure at which the said Index stands at any particular time on any particular day or otherwise. The FTSE 100 Index is compiled and calculated solely by FTSE. However, neither FTSE or Exchange or FT shall be liable (whether in negligence or otherwise) to any person for any error in the FTSE 100 Index and neither FTSE or Exchange or FT shall be under any obligation to advise any person of any error therein.

                              "FTSETM" and "FootsieTM" are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under licence.

License Agreement between
the TSE and Morgan
Stanley....................   Morgan Stanley expects to enter into a
                              non-exclusive license agreement with TSE providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the TOPIX
                              Index, which is owned and published by the TSE, in connection with securities, including the Notes.

                              The proposed license agreement between the TSE and Morgan Stanley provides that the following language must be set forth in this pricing supplement:

                              (i) The TOPIX Index Value and the TOPIX Trademarks are subject to the intellectual property rights owned by the Tokyo Stock Exchange, Inc. and the Tokyo Stock Exchange, Inc. owns all rights relating to the TOPIX Index such as calculation, publication and use of the TOPIX Index Value and relating to the TOPIX Trademarks.

                              (ii) The Tokyo Stock Exchange, Inc. shall reserve the right to change the methods of calculation or publication, to cease the calculation or publication of the TOPIX Index Value or to change the TOPIX Trademarks or cease the use thereof.

                              (iii) The Tokyo Stock Exchange, Inc. makes no warranty or representation whatsoever, either as to the results stemmed from the use of the TOPIX Index Value and the TOPIX Trademarks or as to the figure at which the TOPIX Index Value stands on any particular day.

                              (iv) The Tokyo Stock Exchange, Inc. gives no assurance regarding accuracy or completeness of the TOPIX Index Value and data contained therein. Further, the Tokyo Stock Exchange, Inc. shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the TOPIX Index Value.

                              (v) The Notes are in no way sponsored, endorsed or promoted by the Tokyo Stock Exchange, Inc.

                              (vi) The Tokyo Stock Exchange, Inc. shall not bear any obligation to give an explanation of the Notes or an advice on investments to any purchaser of the Notes or to the public.

                              (vii) The Tokyo Stock Exchange, Inc. neither selects specific stocks or groups thereof nor takes into account any needs of the issuer or any purchaser of the Notes, for calculation of the TOPIX Index Value.

                              (viii) Including but not limited to the foregoing, the Tokyo Stock Exchange, Inc. shall not be responsible for any damage resulting from the issue and sale of the Notes.

                              The "Topix(R)" and "Topix Index(R)" are trademarks of the Tokyo Stock Exchange, Inc. and have been licensed for use by Morgan Stanley. The Notes have not been passed on by the TSE as to their legality or suitability. The Notes are not issued, endorsed, sold or promoted by the TSE. THE TSE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

License Agreement between
SWX Swiss Exchange and
Morgan Stanley.............   The license agreement between SWX Swiss Exchange
                              and Morgan Stanley provides that the following language must be set forth in the pricing supplement:

                              These securities are not in any way sponsored, endorsed, sold or promoted by SWX Swiss Exchange and SWX Swiss Exchange makes no warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the SMI(R) index (the "Index") and/or the figures at which the said Index stands at any particular time on any particular day or otherwise. The Index is complied and calculated solely by SWX Swiss Exchange. However, SWX Swiss Exchange shall not be liable (whether in negligence or otherwise) to any person for any error in the Index and SWX Swiss Exchange shall not be under any obligation to advise any person of any error therein.

                              SMI(R) is a registered trademark of SWX Swiss Exchange.

ERISA Matters for Pension
Plans and Insurance
Companies..................   Each fiduciary of a pension, profit-sharing or
                              other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Notes.
                              Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                              In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                              The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                              Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or with any assets of a governmental or church plan that is subject to any federal, state or local law that is substantially similar to the provisions of
                              Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental or church plan, any substantially similar federal, state or local law).

                              Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCEs 96-23, 95-60, 91-38, 90-1 or 84-14.

                              Purchasers of the Notes have exclusive
                              responsibility for ensuring that their purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

United States Federal
Income Taxation............   The following summary is based on the opinion of
                              Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S.
                              federal income tax consequences to initial investors in the Notes that (i) purchase the Notes at their issue price and (ii) will hold the Notes as capital assets within the meaning of Section
                              1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of the investor's individual circumstances or to certain types of investors subject to special treatment under the U.S.
                              federal income tax laws, such as:

                              o    certain financial institutions;

                              o    tax-exempt organizations;

                              o dealers and certain traders in securities or foreign currencies;

                              o investors holding a Note as part of a hedging transaction, straddle, conversion or other integrated transaction;

                              o    U.S. Holders, as defined below, whose
                                   functional currency is not the U.S. dollar;

                              o    partnerships;

                              o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;

                              o corporations that are treated as controlled foreign corporations or passive foreign investment companies;

                              o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                              o Non-U.S. Holders for whom income or gain in respect of a Note is effectively connected with a trade or business in the United States; and

                              o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                              If you are considering purchasing the Notes, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                              U.S. Holders

                              This section applies to you only if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the Notes. As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                              o    a citizen or resident of the United States;

                              o a corporation created or organized in or under the laws of the United States or of any political subdivision thereof; or

                              o an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

                              The Notes will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States

                              Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income tax and withholding consequences of ownership and disposition of a contingent payment debt instrument.

                              In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the Notes on a constant yield basis in each year that they hold the Notes, despite the fact that no stated interest will actually be paid on the Notes. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID, even though no cash will be paid on the Notes from which to pay such taxes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the Notes will generally be treated as ordinary income.

                              The rate of accrual of OID on the Notes is the yield at which we would issue a fixed rate noncontingent debt instrument with terms otherwise similar to those of the Notes or the applicable federal rate, whichever is greater (our "comparable yield") and is determined at the time of the issuance of the Notes. We have determined
                              that the "comparable yield" is a rate of   %
                              compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a Note (assuming an issue price of $1,000) consists of a projected amount equal to $ due at maturity.

                              The following table states the amount of OID that will be deemed to have accrued with respect to a Note for each calendar period (assuming a day count convention of 30 days per month and 360 days per year), based upon our determination of the comparable yield and the projected payment schedule (as described below):

                                                                     OID        TOTAL OID DEEMED
                                                                  DEEMED TO     TO HAVE ACCRUED
                                                                ACCRUE DURING    FROM ORIGINAL
                                                                   CALENDAR     ISSUE DATE (PER
                                                                 PERIOD (PER    NOTE) AS OF END
                                       CALENDAR PERIOD              NOTE)      OF CALENDAR PERIOD
                              -------------------------------  --------------  ------------------
                              Original Issue Date through
                                 December 31, 2005..........
                              January 1, 2006 through
                                 December 31, 2006..........
                              January 1, 2007 through
                                 December 31, 2007..........
                              January 1, 2008 through
                                 December 31, 2008..........
                              January 1, 2009 through
                                 December 31, 2009..........
                              January 1, 2010 through
                                 December 31, 2010..........
                              January 1, 2011 through
                                 December 31, 2011..........
                              January 1, 2012 through
                                 December 31, 2012..........

                                                                     OID        TOTAL OID DEEMED
                                                                  DEEMED TO     TO HAVE ACCRUED
                                                                ACCRUE DURING    FROM ORIGINAL
                                                                   CALENDAR     ISSUE DATE (PER
                                                                 PERIOD (PER    NOTE) AS OF END
                                       CALENDAR PERIOD              NOTE)      OF CALENDAR PERIOD
                              -------------------------------  --------------  ------------------
                              January 1, 2013 through
                                 December 31, 2013..........
                              January 1, 2014 through
                                 December 31, 2014..........
                              January 1, 2015 through
                                 July 30, 2015..............

                              The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of payments that will be made on a Note.

                              Non-U.S. Holders

                              This section applies to you only if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes:

                              o    a nonresident alien individual;

                              o    a foreign corporation; or

                              o    a foreign trust or estate.

                              Tax Treatment upon Maturity, Sale, Exchange or Disposition of a Note. Subject to the discussion below concerning backup withholding, payments on a Note by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a Note will not be subject to U.S. federal income or withholding tax; provided that:

                              o such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in
                                   Section 881(c)(3)(A) of the Code; and

                              o the certification required by Section 871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                              Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the Notes that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding these certification requirements.

                              Estate Tax. Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note will be treated as U.S. situs property subject to U.S. federal estate tax if payments on the Note, if received by the decedent at the time of death, would have been subject to United States federal withholding tax (even if the W-8BEN certification requirement described above were satisfied).

                              If you are considering purchasing the Notes, you are urged to consult your own tax advisor regarding the U.S. federal estate tax consequences of investing in the Notes.

                              Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the Notes at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.